Exhibit 99.B.4.20
ReliaStar Life Insurance Company
ENDORSEMENT

The Contract to which this endorsement is attached is hereby endorsed as described below.

     1. Add the following to the Contract Data Page:

               Fixed Account Guaranteed Minimum Interest Rate: [1% - 3%]

     2. Delete the section entitled General under Fixed Account and replace with the following:

               The Fixed Account consists of Fixed Accounts A, B and C.

               Purchase Payments allocated, and Contract Value reallocated, to the Fixed Accounts will be credited with interest at rates we determine from time to time.

               The rate will never be less than the effective annual Fixed Account Guaranteed Minimum Interest Rate shown on the Contract Data Page.

     3. Delete the section entitled General under Interest Crediting under Fixed Account and replace with the following:

               We may credit interest in excess of the Fixed Account Guaranteed Minimum Interest Rate shown on the
               Contract Data Page.

Endorsed and made part of the Contract on the effective date of the Contract.

President
ReliaStar Life Insurance Company

40096 09-05	AC-I-IRA/NQ